Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “JIVE SOFTWARE, INC. ”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JULY, A.D. 2010, AT 12:51 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
3352643 8100	AUTHENTICATION:	8119850
100751714	DATE:	07-19-10

You may verify this certificate online

at corp. delaware.gov/authvar.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:56 PM 07/19/2010 FILED 12:51 PM 07/19/2010 SRV 100751714 - 3352643 FILE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JIVE SOFTWARE, INC.

Jive Software, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The name of the Corporation is Jive Software, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was February 7, 2001 under the name CoolServlets, Inc.

2. This Third Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates, and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, has been duly adopted by the Corporation’s Board of Directors and the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

3. The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

I.

The name of the corporation (the “corporation”) is Jive Software, Inc.

II.

A. The aggregate number of shares of stock that the corporation shall have the authority to issue shall be 93,082,367 shares, consisting of (a) 70,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 23,082,367 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), 10,100,000 of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 3,335,817 of which shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and 9,646,550 or which shall be designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The original issuance price of the Series A Preferred Stock shall be $1.52916 per share (the “Original Series A Issue Price”), the original issuance price for the Series B Preferred Stock shall be $3.67838 per share (the “Original Series B Issue Price”) and the original issuance price of the Series C Preferred Stock shall be $5.1832 per share (the “Original Series C Issue Price”), each as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes affecting such series of Preferred Stock.

B. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Preferred Stock”) are set forth below:

1. Dividend Provisions.

1.1 The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0,092 per share per annum in the case of the Series A Preferred Stock, $0.22 per share per annum in the case of the Series B Preferred Stock and $0.31 per share per annum in the case of the Series C Preferred Stock, or, in any case, if greater (as determined on a per annum basis and an as converted basis), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Declared but unpaid dividends with respect to a share of Preferred Stock shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor either in cash or in Common Stock (valued at the fair market value on the date of payment as determined by the Board of Directors of this corporation). Any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor.

1.2 After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective applicable Conversion Rates (as defined below).

2. Liquidation Preference.

2.1 In the event of any Liquidation Event (as defined below), the holders of Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the Original Series A Issue Price and an amount equal to declared but unpaid dividends on such share, an amount per share of Series B Preferred Stock equal to the Original Series B Issue Price and an amount equal to declared but unpaid dividends on such share and an amount per share of Series C Preferred Stock equal to the Original Series C Issue Price and an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

2.2 Upon the completion of the distribution required by Section 2.1 of this Section 2, the remaining assets of this corporation available for distribution to stockholders, if any, shall be distributed among the holders of Common Stock, the Series B Preferred Stock and the Series C Preferred Stock pro rata based on the number of shares of Common Stock held by each holder on an as-converted basis until the holders of Series B Preferred Stock have received an aggregate amount under Sections 2.1 and 2.2 of $11.04 per share and the holders of Series C Preferred Stock have received an aggregate amount under Sections 2.1 and 2.2 of $15.55 per share (in each case, subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B Preferred Stock or Series C Preferred Stock, as applicable). Thereafter, the remaining assets of this corporation available for distribution to stockholders, if any, shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each holder. Notwithstanding the foregoing, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock.

2.3 Liquidation Events.

2.3.1 For purposes of this Section 2, unless otherwise agreed by holders of at least a majority of each of (i) the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis, and (ii) the then outstanding shares of Series C Preferred Stock, voting as a separate class, a “Liquidation Event” shall be deemed to be occasioned by, or to include, (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; (B) a sale, transfer, exclusive license or other disposition of all or substantially all of the assets of this corporation or (C) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction.

2.3.2 In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

2.3.2.1 Securities not subject to investment letter or other similar restrictions on free marketability covered by 2.3.2.2 below:

2.3.2.1.1 If traded on a securities exchange or through the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

2.3.2.1.2 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

2.3.2.1.3 If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock, acting together as a single class and not as separate series, and on an as-converted to Common Stock basis.

2.3.2.2 The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 2.3.2.1.1, 2.3.2.1.2, or 2.3.2.1.3 to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock, acting together as a single class and not as separate series, and on an as-converted to Common Stock basis.

2.3.2.3 The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

2.3.3 In the event the requirements of this Section 2.3.2 are not complied with, this corporation shall forthwith either:

2.3.3.1 cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

2.3.3.2 cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2.3.4 hereof.

2.3.4 This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock, acting together as a single class and not as separate series, and on an as-converted to Common Stock basis.

3. Redemption.

3.1 The term “Series A Redemption Price” shall mean the Original Series A Issue Price (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes), plus any dividends declared but unpaid thereon. The term “Series B Redemption Price” shall mean the Original Series B Issue Price (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes), plus any dividends declared but unpaid thereon. The term “Series C Redemption Price” shall mean the Original Series C Issue Price (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes), plus any dividends declared but unpaid thereon.

3.2 Subject to Section 3.3, the corporation will, at any time after July 19, 2015, following receipt of a written request (a “Redemption Notice”) signed by the holders of a majority of (a) the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, acting together as a single class and not as separate series, and on an as-converted to Common Stock basis and (b) the then outstanding shares of Series C Preferred Stock, acting as a separate class (together, the “Requisite Holders”), redeem from each holder of Preferred Stock on each Redemption Date (as defined below) such holder’s pro rata portion of the Redemption Percentage (as defined below) of the shares of Preferred Stock then outstanding based on the number of shares of Preferred Stock then held by such holder (the “Redemption Shares”) at the Series A Redemption Price, Series B Redemption Price or Series C Redemption Price, as applicable. The Redemption Notice shall state the time and place of the first closing and the second and third closings of the redemption of the Redemption Shares as set forth below (the date of the first closing shall be referred to herein as the “First Redemption Date.” and the First Redemption Date and each successive redemption date set forth below shall be referred to herein as a “Redemption Date”). The First Redemption Date shall be not less than 30 days nor more than 60 days after the date of the Redemption Notice. Each closing on a Redemption Date shall be referred to herein as a “Redemption Closing.” On the applicable Redemption Date, the corporation shall redeem the applicable number of shares of Preferred Stock for the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price, as the case may be, per share. The corporation shall forthwith notify each of the other holders of Preferred Stock of its receipt of the Redemption Notice and the upcoming applicable Redemption Date, and each of such other holders shall have his or its shares of Preferred Stock automatically redeemed in accordance with the terms of this Third Amended and Restated Certificate of Incorporation on each Redemption Date.

Redemption Date	Redemption Percentage of Shares of Preferred Stock to be Redeemed
First Redemption Date	33 1/3% of all shares of Preferred Stock outstanding on such Redemption Date

First Anniversary of the First Redemption Date	50% of all shares of Preferred Stock outstanding on such Redemption Date

Second Anniversary of the First Redemption Date	100% of all shares of Preferred Stock outstanding on such Redemption Date

3.3 If the funds of the corporation legally available for redemption of Redemption Shares at a particular Redemption Closing are insufficient to redeem all of the Redemption Shares then subject to redemption at a particular Redemption Closing, the corporation shall use any funds which are legally available to effect such redemption pro rata according to the full amount of cash each holder would receive if all such shares required to be redeemed at such Redemption Closing were being redeemed. At any time thereafter when additional funds of the corporation become legally available for the redemption of Preferred Stock, such funds will be used to redeem the maximum possible number of such shares of Preferred Stock from each holder of Preferred Stock pro rata according to the full amount of cash each holder would receive if all such shares required to be redeemed at such Redemption Closing were being redeemed. A holder of Preferred Stock may rescind a Redemption Notice at any time prior to the Redemption Closing by providing written notice thereof to the Company.

3.4 The holder of any shares of Preferred Stock shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered, to the secretary of the corporation, (i) the certificates representing such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable (or if applicable a lost certificate affidavit in form and substance reasonably acceptable to the corporation) and (ii) transfer instruments) reasonably satisfactory to the corporation and sufficient to transfer such Redemption Shares to the corporation free of any adverse interest.

3.5 Upon the redemption of any Redemption Shares, such share shall cease to be outstanding, and all rights of any person other than the corporation in such share shall be extinguished on the date fixed for redemption for such share (plus all rights to receive future dividends with respect to such share), except for the right to receive the Series A Redemption Price, Series B Redemption Price or Series C Redemption Price, as applicable, without interest; provided, however, that in the event that shares of Preferred Stock are not redeemed due to a default in payment by the corporation or because the corporation does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

3.6 Any shares of Preferred Stock redeemed pursuant to this Section 3 shall be canceled and shall not be reissuable by the corporation, and the corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

3.7 On or prior to each Redemption Date, this corporation shall deposit the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price of all shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price, as applicable, for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from this corporation that such holder has surrendered his, her or its share certificate to this corporation pursuant to Section 3.4 above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of such shares to their holders, and from and after the date of the deposit, the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Series A Redemption Price, Series B Redemption Price or Series C Redemption Price, as applicable, for the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by this corporation pursuant to this Section 3.7 for the redemption of shares converted into shares of this corporation’s Common Stock pursuant to Article II(B)(4) hereof prior to the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation pursuant to this Section 3.7 remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board of Directors.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Series A Conversion Rate”). The initial Series A Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Series A Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section 4.4. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price applicable to such share, determined as hereafter provided, in effect on we date the certificate is surrendered for conversion (the “Series B Conversion Rate”). The initial Series B Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price; provided, however, that the Series B Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in

Section 4.4. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Issue Price by the Series C Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Series C Conversion Rate” and together with the Series A Conversion Rate and the Series B Conversion Rate, the “Conversion Rate”). The initial Series C Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price; provided, however, that the Series C Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth in Section 4.4.

4.2 Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Rate, Series B Conversion Rate, or Series C Conversion Rate, as applicable, at the time in effect for such series of Preferred Stock immediately upon this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended that results in not less than $30,000,000 in aggregate proceeds to the Company. Each share of Series A Preferred Stock and Series B Preferred Stock shall be automatically converted into shares of Common Stock at the Series A Conversion Rate or Series B Conversion Rate, as applicable, at the time in effect for such series of Preferred Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, acting together as a single class and not as separate series, and on an as-converted to Common Stock basis. Each share of Series C Preferred Stock shall be automatically converted into shares of Common Stock at the Series C Conversion Rate at the time in effect for the Series C Preferred Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class.

4.3 Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

4.4 Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment from time to time as follows:

4.4.1 Stock Issuances.

4.4.1.1 If this corporation shall issue, after the date upon which any shares of Series C Preferred Stock were first issued (the “Purchase Date”) any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith be adjusted lo a price determined by multiplying such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Sections 4.4.1.5.1 or 4.4.1.5.2) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Sections 4.4.1.5.1 or 4.4.1.5.2) plus the number of shares of such Additional Stock. For purposes of this Section 4.4.1.1, the term “Common Stock Outstanding” shall mean and include the following: (a) outstanding Common Stock, (b) Common Stock issuable upon conversion of outstanding Preferred Stock, (c) Common Stock issuable upon exercise of outstanding stock options and (d) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (a) through (d) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the provisions of this Section 4.4.1.1 (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to the Series A Conversion Price, Series B Conversion or Series C Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, shall be reduced to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price that would have been in effect had the First

Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilative Issuance.

4.4.1.2 No adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Notwithstanding the foregoing, all such adjustments carried forward shall be made immediately prior to any Liquidation Event, the redemption of the Preferred Stock or upon conversion of the Preferred Stock into Common Stock. Except to the limited extent provided for in Sections 4.4.1.5.3 and 4.4.1.5.4, no adjustment of such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 4.4.1 shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price above the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such adjustment.

4.4.1.3 In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

4.4.1.4 In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, including the director elected by holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, and the director elected by holders of a majority of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis (together the “Preferred Directors”) irrespective of any accounting treatment.

4.4.1.5 In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4.4.1 and Section 4.4.2.

4.4.1.5.1 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4.4.1.3 and 4.4.1.4), if any, received by this corporation upon the issuance of such options or rights plus the minimum aggregate exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

4.4.1.5.2 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.4.1.3 and 4.4.1.4).

4.4.1.5.3 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 4.4.1.1), the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

4.4.1.5.4 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 4.4.1.1), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

4.4.1.5.5 The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4.4.1.5.1 and 4.4.1.5.2 shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4.4.1.5.3 or 4.4.1.5.4.

4.4.2 “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.4.1.5) by this corporation after the Purchase Date other than:

4.4.2.1 shares of Common Stock issued pursuant to a transaction described in Section 4.4.3 hereof; or

4.4.2.2 shares of Common Stock issuable or issued to employees, consultants or directors of this corporation pursuant to a stock option plan or restricted stock plan approved unanimously by the Board of Directors of this corporation or a stock purchase agreement approved unanimously by the Board of Directors of this corporation.

4.4.2.3 shares of Common Stock issuable or issued in a firm commitment underwritten public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

4.4.2.4 shares of Common Stock issuable or issued upon conversion of the Preferred Stock or as dividends or distributions on the Preferred Stock;

4.4.2.5 shares of Common Stock issuable or issued upon exercise of warrants issued to banks or equipment lessors, which warrants were approved by the Board of Directors, including the Preferred Directors; or

4.4.2.6 shares of Common Stock issuable or issued in connection with business combinations or corporate partnering agreements approved by the Board of Directors, including the Preferred Directors.

4.4.3 In the event this corporation should at any time or from time to time after the Purchase Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

4.4.4 If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of

Common Stock, then, following the record date of such combination, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

4.5 Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.4.3, then, in each such case for the purpose of this Section 4.5, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

4.6 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Slock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

4.7 No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law of the State of Delaware or Section 6 of this Article II(B), by amendment of its Third Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

4.8 No Fractional Shares and Certificate as to Adjustments.

4.8.1 No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the aggregate number of shares of Common Stock to be issued to any particular stockholder shall be rounded to the nearest whole share and the corporation shall pay in cash the fair market value as determined by this corporation’s Board of Directors of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

4.8.2 Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

4.9 Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

4.10 Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Third Amended and Restated Certificate of Incorporation.

4.11 Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

4.12 Waiver for Series A Preferred Stock and Series B Preferred Stock. The rights, preferences, privileges and other terms of the Series A Preferred Stock and Series B Preferred may be waived as to all shares of Series A Preferred Stock and Series B Preferred Stock in any instance (without the necessity of convening any meeting of stockholders) upon the written agreement of the holders of at least a majority of the shares of Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis.

4.13 Waiver for Series C Preferred Stock. The rights, preferences, privileges and other terms of the Series C Preferred Stock may be waived as to all shares of Series C Preferred Stock in any instance (without the necessity of convening any meeting of stockholders) upon the written agreement of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, voting as a separate class.

5. Voting Rights.

5.1 General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5.2 Voting for the Election of Directors. The holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors of this corporation at each annual (or special) election of directors. The holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors of this corporation at each annual (or special) election of directors. The holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors of this corporation at each annual (or special) election of directors. The holders of a majority of the outstanding shares of Common Stock shall be entitled to elect three (3) members of the Board of Directors of this corporation at each annual (or special) election of directors. The remaining members of the Board of Directors of this corporation shall be elected by the vote of the holders of Preferred Stock and Common Stock

(voting together as a single class and not as separate classes, and, with respect to the Preferred Stock, on an as-converted to Common Stock basis) at each annual (or special) election of directors.

In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5.2, the remaining directors so elected by that class or series may by affirmative vote of a majority thereof, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

6.1 This corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of each of (i) the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-convened to Common Stock basis, and (ii) the then outstanding shares of Series C Preferred Stock, voting as a separate class:

6.1.1 consent, agree or commit to effectuate, or effectuate, a Liquidation Event;

6.1.2 declare or pay any dividends on the Common Stock or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock (other than a dividend payable solely in shares of Common Stock); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

6.1.3 take any action that authorizes, creates or issues (by reclassification or otherwise) any equity security, including any security convertible into or exercisable for any equity security, having a preference over, or on a parity with, the Preferred Stock with respect to voting, dividends, upon liquidation or otherwise;

6.1.4 increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock;

6.1.5 alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the shares of Preferred Stock;

6.1.6 amend this corporation’s Certificate of Incorporation or Bylaws;

6.1.7 change the authorized number of directors of this corporation; or

6.1.8 permit any subsidiary of the corporation to do any of the foregoing.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Third Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section B(2) of Article II hereof.

3. Redemption Rights. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

III.

The corporation is to have perpetual existence.

IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

V.

Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

VI.

Meeting of stockholders may be held within or without the Stats of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

VII.

A. The corporation shall indemnify each of the corporation’s directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

B. No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware or, (iv) for any transaction from which the director derived an improper personal benefit If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article VIII, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Third Amended and Restated Certificate of incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VIII.

The corporation reserves the right to amend, alter, change or repeal any provision contained herein, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. The number of shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by an affirmative vote of the holders of shares of capital stock of the corporation representing a majority of the votes represented by all outstanding shares of capital stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

IX.

The corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the corporation who is not an employee of the corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the corporation.

X.

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

XI.

The address of the corporation’s registered office in the Slate of Delaware, County of New Castle, is 108 West 13th Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is Business Filings Incorporated.

IN WITNESS WHEREOF, this Third Amended and Restricted Certificate of Incorporation has been signed under the Seal of the corporation this 19th day of July, 2010.

JIVE SOFTWARE, INC.

By:	/s/ Bryan LeBlanc
Name:	Bryan LeBlanc
Title:	Chief Financial Officer

Signature Page to Third Amended and Restricted Certificate of Incorporation

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “JIVE SOFTWARE, INC. “, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MARCH, A.D. 2011, AT 8:21 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
3352643 8100	AUTHENTICATION:	8665667
110367798	DATE:	04-01-11

You may verify this certificate online

at corp. delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:42 PM 03/31/2011
FILED 08:21 PM 03/31/2011
SRV 110367798 - 3352643 FILE

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

JIVE SOFTWARE, INC.

Jive Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Jive Software, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 2001 under the name CoolServlets, Inc.

B. This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. Article II, Section 5.2 of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“5.2 Voting for the Election of Directors. The holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors of this corporation at each annual (or special) election of directors. The holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors of this corporation at each annual (or special) election of directors. The holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class and not as separate series, and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors of this corporation at each annual (or special) election of directors. The holders of a majority of the outstanding shares of Common Stock shall be entitled to elect two (2) members of the Board of Directors of this corporation at each annual (or special) election of directors. The remaining members of the Board of Directors of this corporation shall be elected by the vote of the holders of Preferred Stock and Common Stock (voting together as a single class and not as separate classes, and, with respect to the Preferred Stock, on an as-converted to Common Stock basis) at each annual (or special) election of directors.

In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5.2, the remaining directors so elected by that class or series may by affirmative vote of a majority thereof, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Bryan LeBlanc, a duly authorized officer of the Corporation, on March 31, 2011.

/s/ Bryan LeBlanc
Name: Bryan LeBlanc
Title: Chief Financial Officer

[Signature Page – Certificate of Amendment to Third Amended & Restated Certificate of Incorporation]